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                                                                  Exhibit 10.11A

                                  SUPPLEMENT A
                                       TO
                              BELL & HOWELL COMPANY
                      EXECUTIVE DEFERRED COMPENSATION PLAN

                             EMPLOYER CONTRIBUTIONS

                A-1. Purpose and Effect. This Supplement A provides for employer contribution credits to the deferral accounts of a limited number of participants. The terms of this Supplement A form a part of the Plan and supercede any conflicting Plan provisions.

                A-2. Eligibility. The participants eligible to participate in Supplement A shall be those designated from time to time by the Executive Committee. No other Plan participants shall be covered by this Supplement A.

                A-3. Employer Contributions. As of each December 31 after the effective date, the deferral account of each participant eligible for this Supplement A who is employed by an employer or that date shall be credited with employer contributions in an amount equal to 15% of the participant's cash compensation (as defined in subsection 3.2) and his MIB for that year, including amounts deferred under this Plan. Employer contributions (and investment gains and losses attributable to them) shall be accounted as a separate subaccount within an eligible participant's deferral account, subject to a vesting schedule as provided below.

                A-4. SRP Transfer Amounts. Prior to the effective date of the Plan, certain participants were covered by Bell & Howell Supplemental Retirement Plan ("SRP"). As of the effective date, an amount equal to the present value of each such participant's benefits under the SRP will be credited to the participant's deferral account under this Plan, and those participants shall have no further rights to benefits under the SRP. Amounts credited to former SRP participants under this paragraph will be maintained as part of the participant's deferral account, and the graduated vesting schedule in paragraph A-5 shall not apply to such amounts.

                A-5. Vesting Schedule. Employer contributions (but not SRP transfer amounts) credited to a participant's deferral account will be reduced, in the event of the participant's separation from service with all employers (for reasons other than retirement after age 65, disability or death), according to the following schedule:

                                       A-1

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   Participant's Number of Years of Service              Vesting Percentage
   ----------------------------------------              ------------------

          Less than 3 years                                       0%
          3 years but less than 4                                50%
          4 years but less than 5                                67%
          5 years but less than 6                                83%
          6 years or more                                       100%

A "year of service" means any calendar year in which a participant has completed at least 1,000 hours of service, measured from the date the participant's employment with an employer commenced. In the event of a change in control (as defined in Section 10), or the sale or disposition of a business unit of which the participant is an employee, if the participant is terminated and is no longer an employee of any employer under the Plan, the participant's account balances shall be fully vested.

                                       A-2